UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

                REX ENERGY CORPORATION

Name of Registrant as Specified in Charter

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than the Registrant

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Rex Energy Corporation

1975 Waddle Road

State College, Pennsylvania 16803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 10, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Rex Energy Corporation (the “Company”) will be held on June 10, 2008 at Toftrees Golf Resort and Conference Center, One Club Lane, State College, Pennsylvania 16803 at 1:00 p.m., local time. The meeting will be held for the following purposes:

I.	The election of five directors to serve until the 2009 Annual Meeting of Stockholders;

II.	The ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2008; and

III.	The transaction of any other business as may properly come before the meeting.

The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

The Board of Directors has fixed the close of business on April 16, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Christopher K. Hulburt

Secretary

State College, Pennsylvania

May 9, 2008

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card or by using telephone voting procedures described on the proxy card.

i

REX ENERGY CORPORATION

1975 Waddle Road

State College, Pennsylvania 16803

PROXY STATEMENT

Annual Meeting of Stockholders

We are furnishing this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board”) of Rex Energy Corporation, a Delaware corporation (the “Company”), of proxies for use at our 2008 Annual Meeting of Stockholders, to be held on Tuesday, June 10, 2008 at Toftrees Golf Resort and Conference Center, One Club Lane, State College, Pennsylvania 16803 at 1:00 p.m., local time. The Company’s telephone number is (814) 278-7267; and our mailing address is 1975 Waddle Road, State College, Pennsylvania 16803.

This proxy statement is dated May 9, 2008. We are first mailing this proxy statement and the enclosed proxy card on or about May 12, 2008.

QUESTIONS AND ANSWERS

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on April 16, 2008 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

How many shares can vote?

On the record date, April 16, 2008, we had outstanding 30,794,702 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What matters am I voting on?

You are being asked to vote on the following matters:

•	the election of five directors to serve until the 2009 Annual Meeting of Stockholders; and

•	the ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2008.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote “FOR” the election of the five director nominees and “FOR” the ratification of the appointment of Malin, Bergquist & Company, LLP.

How do I cast my vote?

You cannot vote your shares of common stock unless you are present at the annual meeting or you have previously given your proxy. You can vote by proxy in one of two convenient ways:

•	in writing: complete, sign, date and return the proxy card; or

•	by telephone: call the toll-free telephone number shown on your proxy card and follow the instructions.

•	If you hold your shares in street name, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

How many votes are needed for approval of each proposal?

•	The election of each of the directors requires a majority vote of the votes cast at the meeting.

•

The ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2008 requires the affirmative “FOR” vote of a majority of the votes cast at the meeting.

Abstentions from voting and shares that are subject to stockholder withholding are not counted as “votes cast” with respect to that proposal and, therefore, will have no effect on that vote.

How will the proxies vote on any other business brought up at the meeting?

All properly executed proxies, unless revoked as described below, will be voted at the annual meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of the five director nominees to serve until the Company’s 2009 annual meeting of stockholders;

•	FOR ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2008; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the annual meeting.

Can I revoke my proxy?

Yes. You may revoke your proxy at any time prior to the vote at the annual meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the annual meeting.

What is a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. A proxy that a stockholder submits may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Proxies that are marked “abstain”, proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” (“broker non-votes”) and proxies reflecting shares subject to stockholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

What does it mean if I get more than one proxy card or set of instructions from a broker?

Your shares may be registered in more than one account. You should vote each proxy card you receive.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

How will proxies be solicited? Who will bear the cost?

We will bear the cost of the solicitation. In addition to the use of the mails, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock held of record by those owners. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board currently consists of five members, each of whom serves a term that expires at the annual meeting. Upon recommendation of the Nominating and Governance Committee, the Board has nominated incumbent directors Lance T. Shaner, Benjamin W. Hulburt, Daniel J. Churay, John W. Higbee and John A. Lombardi to be re-elected by the stockholders. The director nominees, if elected, will serve until the 2009 annual meeting of the stockholders, or until their successors are elected and have qualified. Mr. Shaner, Mr. Hulburt, Mr. Churay, Mr. Higbee and Mr. Lombardi have each indicated a willingness to serve as a director if elected. However, should any of them become unable or unwilling to stand for election as a director, it is intended that the shares represented by proxies will be voted for the election of a substitute that the Board may nominate.

Mr. Benjamin W. Hulburt, our President and Chief Executive Officer, and a nominee for director, is the brother of Christopher K. Hulburt, our Executive Vice President, Secretary and General Counsel. No other nominee has any family relationship with any other director or executive officer of the Company.

The Board recommends a vote “FOR” each of the five director nominees listed below.

Name	Age	Position
Lance T. Shaner	54	Chairman
Benjamin W. Hulburt	34	President, Chief Executive Officer and Director
Daniel J. Churay	45	Director; Chairman of Compensation Committee
John W. Higbee	65	Director; Chairman of Nominating and Governance Committee
John A. Lombardi	42	Director; Chairman of Audit Committee

Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our wholly owned subsidiary, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Hotels, a privately held hotel company. Mr. Shaner received his Bachelor of Arts degree in History from the University of Alfred.

Benjamin W. Hulburt has been a director of the Company since March 2007. Mr. Hulburt was named Chief Executive Officer of the Company in March 2007 and assumed the duties of President of the Company in February 2008. Mr. Hulburt co-founded the first Rex Energy company in 2001 and has co-founded and has served as an officer of all of the Rex Energy affiliated companies since that time. Beginning in March 2004, Mr. Hulburt served as President of Rex Energy Operating Corp. and was named its Chief Executive Officer in October 2006. From January 2001 to February 2004, Mr. Hulburt served as Chief Financial Officer for Douglas Oil & Gas Limited Partnership. Before November 2000, Mr. Hulburt served on active duty as a commissioned officer in the United States Army for four years, leaving the service holding the rank of Captain. Mr. Hulburt received his Bachelor of Science degree in Finance from Pennsylvania State University.

Daniel J. Churay has been a director of the Company since October 2007. Since 2002, Mr. Churay has served as the Executive Vice President, General Counsel and Secretary of YRC Worldwide Inc., a publicly traded, Fortune 500 company that is one of the largest transportation services providers in the world. In 2002, Mr. Churay was a Senior Counsel at the law firm of Fulbright & Jaworski L.L.P. From 1998 to 2002, Mr. Churay served as Deputy General Counsel and Assistant Secretary of Baker Hughes Incorporated, a publicly traded supplier of products and technology services and systems to the oil and natural gas industry. From 1995 to 1998, Mr. Churay served as Division Legal Counsel, and later as Chief Corporate Counsel, for Baker Hughes

Incorporated. From 1989 to 1995, Mr. Churay was an associate attorney at the law firm of Fulbright & Jaworski L.L.P. Mr. Churay received a B.A. in Economics from The University of Texas at Austin and a Juris Doctorate from University of Houston Law Center.

John W. Higbee has been a director of the Company since October 2007. Mr. Higbee was a partner of Arthur Andersen LLP for over twenty years until his retirement in 2001. At Arthur Andersen, Mr. Higbee served in various management positions, including as the head of the Pittsburgh, Pennsylvania audit practice from 1982 until 1998. Since 2003, Mr. Higbee has served as an independent business consultant to several companies regarding public accounting matters, including Sarbanes-Oxley Act compliance. From September 2004 until August 2006, Mr. Higbee was the Vice President and Chief Financial Officer of the Fullington Auto Bus Company, a privately held company engaged in inter and intra city bus transportation. From April 2002 to August 2003, Mr. Higbee was Chief Financial Officer of Le-Nature’s, Inc., a privately held company engaged in the all-natural beverage business. From February 2004 until March 2006, Mr. Higbee was a director and Chairman of the Audit Committee of World Health Alternatives, Inc., a publicly traded company providing healthcare staffing services to hospitals and other healthcare facilities. From October 2001 to November 2006, Mr. Higbee was a director of Rent-Way, Inc., a publicly traded company that was engaged in the rental-purchase business. Mr. Higbee served on the Audit and Finance committees of Rent-Way’s Board of Directors, becoming the Chairman of the Audit Committee in December 2003. Mr. Higbee received a Bachelor of Science in Accounting from The Pennsylvania State University and is a certified public accountant.

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when the company was acquired by Rent-A-Center, Inc. He was Vice President, Corporate Controller and Chief Accounting Officer of Rent-Way, Inc. from April 2001 to December 2005. From August 1997 to April 2001, Mr. Lombardi served as the Chief Financial Officer and Treasurer at Community Rehab Centers, Inc. During 1996 and 1997, he served as Executive Vice President, Chief Financial Officer and Treasurer of Northstar Health Services, Inc. From 1986 to 1996, Mr. Lombardi worked in the audit, business advisory and specialty consulting services practices of Arthur Andersen LLP. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant, and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Under our corporate governance guidelines, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which such director is a member. During 2007, the Board held five meetings. Each director attended at least eighty percent of the total number of meetings of the Board and the committees on which he served during the period he was a director.

Director Independence

As part of the Company’s corporate governance practices, and in accordance with NASDAQ rules, the Board has established a policy requiring a majority of the members of the Board to be independent. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The guidelines for determining director independence are set forth in our Corporate Governance Policy, which conforms to the independence requirements of the NASDAQ corporate governance standards. Applying these independence standards, the Board has determined that Daniel J. Churay, John W. Higbee and John A. Lombardi are all independent directors.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which is described below. Each committee operates under a written charter adopted by the Board. All of the charters are publicly available on our website at www.rexenergy.com under the Investor Relations tab. You may also obtain a copy of our charters upon written request to our investor relations department at our principal executive offices.

Upon the Nominating and Corporate Governance Committee’s recommendations, the Board may rotate the committee members periodically. The table below sets forth the current composition of the Board committees.

	Nominating and Governance Committee	Compensation Committee	Audit Committee
Daniel J. Churay	Member	Chair	Member

John W. Higbee	Chair	Member	Member

John A. Lombardi	Member	Member	Chair

Subject to their re-election at the annual meeting, the composition of the Board committees for 2008 is expected to remain the same.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. Pursuant to its charter, the functions and responsibilities of the Audit Committee include:

•	recommending to the Board the independent public accountants to audit our financial statements;

•	establishing the scope of, and overseeing, the annual audit;

•

assisting the Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function;

•

overseeing our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board have established; and

•	maintaining free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The current members of the Audit Committee are John A. Lombardi (Chair), Daniel J. Churay and John W. Higbee. The Board has determined that all members of the Audit Committee meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(l) under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Lombardi, Mr. Higbee and Mr. Churay qualify as “audit committee financial experts” as defined by the SEC. During 2007, the Audit Committee held five meetings.

Compensation Committee

The Compensation Committee has directed the design and implementation of our executive compensation program. Our Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee periodically consults with our human resources department and outside advisers and uses survey data that compensation consultants provide in connection with its decisions with respect to executive compensation matters. The current members of the Compensation Committee are John A. Lombardi, Daniel J. Churay (Chair) and John W. Higbee, each an independent director. During 2007, the Compensation Committee held three meetings.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are John A. Lombardi, Daniel J. Churay and John W. Higbee (Chair), each independent directors. This committee nominates candidates to serve on the Board and approves director compensation. The Nominating and Governance Committee is also responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our company. During 2007, the Nominating and Governance Committee held one meeting.

Director Compensation in 2007

In 2007, each of our non-employee directors received a monthly cash retainer of $5,000. We may also grant stock options and awards to our non-employee directors. We pay the chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $10,000.

Mr. Hulburt, our President and Chief Executive Officer, was our sole employee director during 2007. We did not pay Mr. Hulburt any compensation during 2007 solely for his service as a director. During 2007, we paid John A. Lombardi, John W. Higbee, and Daniel J. Churay, all non-employee directors, a cash retainer of $5,000 per month. Additionally, we granted Messrs. Lombardi, Higbee and Churay options to purchase our common stock of 75,000, 25,000 and 25,000, respectively.

Mr. Shaner received a salary for serving as our Chairman until July 30, 2007. Following our initial public offering, Mr. Shaner did not receive a salary for serving as our Chairman, however, he received the director compensation, including the monthly cash retainer described above, awarded to our non-employee directors.

Changes in Director Compensation for 2008

During 2007, the Compensation Committee implemented a director compensation policy which will be effective for 2008. Under the new policy, our non-employee directors will receive an annual retainer of $20,000. Any non-employee director joining the Board in the course of the year will receive a prorated portion of the annual retainer. The chairpersons of our Nominating and Governance Committee, Compensation Committee and Audit Committees will receive an additional annual retainer of $5,500, $5,500 and $10,000, respectively. Each non-employee director will be paid a cash fee of $1,500 for every meeting of the Board attended and a cash fee of $850 for every committee meeting attended.

On the first meeting of the Board following the annual meeting of our stockholders, we will grant options to purchase 25,000 shares of our common stock to each of our non-employee directors. These option awards will vest ratably over a three year period, commencing on the one-year anniversary of the date of grant.

As has been the practice since our initial public offering in July 2007, our Chairman, Mr. Shaner, will not receive any additional compensation from the Company for acting in such capacity. He will receive the same cash and equity-based compensation paid generally to our other non-employee directors.

CORPORATE GOVERNANCE

The Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, the Board has, among other things, adopted:

•	a corporate governance policy;

•	a code of ethics for directors, officers and employees;

•	procedures regarding stockholder communications with the Board and its committees; and

•	written charters for the Board’s Audit Committee, Compensation Committee and Nominating and Governance committee

The Board will continue to review and modify our policies and procedures with respect to compliance with developing standards in the corporate governance area and as appropriate to comply with any new requirements of the Securities and Exchange Commission (the “SEC”) or Nasdaq.

Corporate Governance Policy

The Board has adopted a Corporate Governance Policy that sets outs our company’s policies regarding, among other things, the Board’s composition, leadership, committees, meeting procedures, the compensation and responsibilities of our directors and the responsibilities of management. A copy of this Corporate Governance Policy is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

Code of Ethics for Directors, Officers and Employees

The Board has adopted a Code of Ethics for Directors, Officers and Employees (the “Code of Ethics”). A copy of the Code of Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Ethics on our website.

Stockholder Communications with the Board

The Company encourages any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who shall assure that the Chairman of the Nominating and Governance Committee receives the correspondence. The address of the Company’s Secretary is Rex Energy Corporation, 1975 Waddle Road, State College, Pennsylvania 16803.

Director Nominations and Qualifications

The Nominating and Governance Committee will select and evaluate candidates for nomination as directors in accordance with the general criteria laid out in its charter, regardless of whether such candidates are recommended to the Nominating and Governance Committee by the Board, stockholders or a third party consultant. Pursuant to the committee charter, each director should be an individual of the highest character and integrity, be free of any conflict of interest that would violate applicable law or regulation or interfere with the responsibilities of a director, and be able to devote sufficient time to the affairs of the Company to develop and maintain a sufficient knowledge of the Company and its industry, to review and analyze reports and other information important to board and committee responsibilities, and to prepare for and attend board and committee meetings. In addition, the Nominating and Governance Committee will develop, annually re-evaluate and modify as necessary a set of specific criteria that should be represented on the Board pursuant to the committee charter.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF MALIN, BERGQUIST & COMPANY, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee has appointed Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2008. The Board is asking stockholders to ratify this appointment. Although the Company is not required to obtain stockholder ratification of the appointment of Malin, Bergquist & Company, LLP, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Malin, Bergquist & Company, LLP. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal.

Representatives of Malin, Bergquist & Company, LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board recommends a vote “FOR” proposal two.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Audit-Related Fees

Our independent registered public accounting firm for 2007 and 2006 was Malin, Bergquist & Company, LLP. The fees billed to us by Malin, Bergquist & Company, LLP are shown in the table below ($ in thousands).

	Year Ended December 31,
	2007	2006
Audit fees(1)	$406	$253
Audit related fees(2)	87	1
Tax fees	—	—
All other fees	—	—

	$493	$254

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings.

(2)	Audit-related fees shown in the table above consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules).

AUDIT COMMITTEE REPORT

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal 2007, the Committee:

•	discussed these financial statements with the Company’s management and Malin, Bergquist & Company, LLP, the Company’s independent auditors;

•

discussed with Malin, Bergquist & Company, LLP those matters required to be discussed under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS No. 90 (Audit Committee Communications); and

•

received and reviewed the written disclosures and the letter from Malin, Bergquist & Company, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Malin, Bergquist & Company, LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007, as filed with the SEC.

The Committee has selected and engaged Malin, Bergquist & Company, LLP as the Company’s independent auditor to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal 2008.

This report is submitted by the members of the Audit Committee.

Members of the Audit Committee

John A. Lombardi (Chair)

Daniel J. Churay

John W. Higbee

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Background

The 2007 year was a transformational year for our company. In July 2007, we completed the Reorganization Transactions, whereby we acquired all of the outstanding equity interests of the predecessor companies of Rex Energy (the “Predecessor Companies”), we completed our initial public offering, and we listed our common stock on the NASDAQ Global Market. This year was also transformational for our compensation practices. Compensation decisions for 2007 were mostly made by our then non-independent Compensation Committee prior to our July 2007 initial public offering. Prior to our initial public offering, our Compensation Committee was comprised of John A. Lombardi, our sole independent director, along with Lance T. Shaner, our Chairman, and Benjamin W. Hulburt, our Chief Executive Officer. In October 2007, two additional independent directors, Daniel J. Churay and John W. Higbee, were appointed to the Board and immediately appointed to the Compensation Committee to replace Mr. Shaner and Mr. Hulburt, each of whom resigned from the committee. Upon these appointments, the Compensation Committee became comprised solely of independent directors.

After these appointments, the newly-independent Compensation Committee took the following actions with respect to 2007 compensation for our named executive officers:

•	Reviewed market information compiled by Effective Compensation, Incorporated, a compensation consultant, as described below;

•	Awarded discretionary cash bonuses; and

•	Reviewed and approved separation arrangements for Thomas F. Shields, our former President and Chief Operating Officer.

Other than these actions, the current Compensation Committee was not involved in making decisions regarding 2007 compensation for our named executive officers. Therefore, the 2007 compensation program may not be indicative of how the Compensation Committee will award compensation to our executive officers in the future as a public company.

Throughout this Compensation Discussion and Analysis, when we refer to the Compensation Committee, we are referring to the independent Compensation Committee which was established in October 2007 when it became comprised solely of independent members. When referring to the Compensation Committee before it became comprised solely of independent members, we will refer to it as the non-independent Compensation Committee.

Compensation Objectives and Philosophies

Our Compensation Committee has established the following executive compensation objectives:

•	Attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success;

•	Motivate and reward executives to attain the highest level of organizational and financial performance; and

•	Align the interests of our executives and stockholders to increase stockholder value.

Our Compensation Committee had developed the following philosophies to achieve these objectives:

•	Our compensation programs should motivate executives to increase stockholder value and reward them when stockholder value increases;

•

Our compensation packages should be competitive while emphasizing pay for performance; therefore, a significant portion of total compensation should be determined by company and individual performance;

•	Competitive compensation packages should compensate executives at levels that are reflective of current and responsible market practices;

•	Compensation should reflect fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	Our compensation program should foster a shared commitment among our executives by coordinating and aligning their company and individual goals; and

•	We should compensate our executive officers appropriately to meet our short-term and long-term objectives.

Prior to the formation of the Compensation Committee, the Board and the non-independent Compensation Committee generally had similar objectives and philosophies.

Elements of Our 2007 Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and philosophies described above. We have summarized the basic elements of our executive compensation program below and a detailed description of the compensation that we paid to our named executive officers can be found below under “2007 Compensation Program.”

Elements of Compensation Program	Description	Key Objectives Promoted
Annual Cash Compensation

Base Salary	Fixed annual cash compensation paid periodically during the year	To attract and retain talented executives

Cash Bonus	Variable cash compensation based on individual and company performance for a one-year period	To motivate and reward achievement of personal goals, company-wide or business unit strategic, financial or operating goals

Retirement Benefits

Retirement Savings Plan	A 401(k) retirement savings plan that enables executives to contribute a portion of their compensation with a company matching contribution	Designed to be market competitive to attract and retain talented executives, given that most of our competitors provide a 401(k) plan

Employment and Severance Benefits

Employment Agreement	Agreements with our named executive officers providing for minimum salary, incentive opportunities and severance benefits	Designed to enable the company to attract and retain talented executives. Also intended to protect the company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation covenants
Long-Term Incentives

2007 Long-Term Incentive Plan	Stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights and cash awards	To retain and motivate our executives over a longer term and align their interests with those of the company’s stockholders. In 2007, the Compensation Committee did not grant any awards to our named executive officers for the reasons described below under “2007 Compensation Program.”
Other Benefits and Perquisites

Health & Welfare Benefits	Medical, dental and vision care coverage, disability insurance and life insurance	Customary benefits that enable the company to attract and retain executive officers as most companies of our size provide similar benefits

Perquisites	Include use of mobile phones, automobile allowance, club memberships, use of company vehicles	To enhance our ability to attract and retain talented executives

2007 Compensation Program

As described above, compensation for our named executive officers was established, for the most part, before our initial public offering or the formation of the Compensation Committee. Prior to the completion of our initial public offering, the Board and the non-independent Compensation Committee were responsible for our executive compensation program and for approving the compensation awarded to our executive officers. Other than the cash bonuses for 2007 that the Compensation Committee awarded in February 2008, the Board approved all compensation that we awarded to our named executive officers for 2007. As such, compensation for 2007 will not necessarily be indicative of our compensation practices for 2008 and beyond, many of which were established at the end of 2007 and in early 2008. See the section entitled “2008 Compensation Program” for a description of the changes, both already implemented and currently anticipated, to our compensation policies for 2008.

Prior to our initial public offering and the involvement of the Compensation Committee, the Company had no formal policies regarding the amount and mix of compensation paid to our named executive officers. During 2007, the compensation for our named executive officers consisted of two primary components: base salary and a cash bonus. The Compensation Committee did not grant any long-term equity awards to our named executive officers in 2007. Essentially, the Compensation Committee decided to not make any immediate changes to the Company’s compensation practices for 2007 because the committee only became independent in late 2007 and desired to take the appropriate time to develop an executive compensation program for 2008 and beyond. The Compensation Committee chose not to grant any long-term incentive awards to the named executive officers in 2007 due to the proceeds realized by our named executive officers by participating in our July 2007 initial public offering as selling stockholders and the continued substantial equity interest in the Company that the named executive officers hold after the initial public offering.

Base Salaries

The Board and the non-independent Compensation Committee increased the base salaries of our named executive officers in July 2007 based upon individual performance by each of the named executive officers and the input of our Chief Executive Officer. We entered into employment agreements with Benjamin W. Hulburt, Thomas F. Shields, Thomas C. Stabley and Christopher K. Hulburt in August 2007 and with Jack S. Shawver in May 2006. The August 2007 employment agreements reflect the new salaries as minimum base salaries for Messrs. B. Hulburt, Stabley, Shields and C. Hulburt, and the increase in Mr. Shawver’s salary was made pursuant to the salary review provisions of his employment agreement.

Annual Base Salaries

Name	2006 Base Salary	2007 Base Salary	Percentage Increase
Benjamin W. Hulburt	$183,602	$202,465	10.3%

Thomas F. Shields	$183,602	$192,369	4.8%

Thomas C. Stabley	$132,600	$155,311	17.1%

Christopher K. Hulburt	$149,224	$170,092	14.0%

Jack S. Shawver	$164,427	$180,002	9.5%

Cash Bonuses

In 2007, each of our named executive officers was eligible to receive a discretionary cash bonus. The cash bonuses for 2007 were not subject to any specific pre-established criteria and no minimums, targets, or maximum amounts were established in advance. In February 2008, the Compensation Committee determined the cash bonus for 2007 for each named executive officer other than Mr. B. Hulburt, our Chief Executive Officer. With respect to Mr. B. Hulburt’s bonus, the Compensation Committee made a recommendation to the Board. In an executive session outside the presence of Mr. B. Hulburt, the Board reviewed and approved the Compensation Committee’s recommendation and awarded the cash bonus to Mr. B. Hulburt for 2007.

In determining 2007 cash bonuses, the Compensation Committee reviewed an independent market compensation survey compiled by Effective Compensation, Incorporated, or ECI, of oil and gas exploration and production companies including those identified as our peer group, and those with annual revenue of $100 million or less. ECI is an independent compensation consulting company that has not performed other work for the Company. The Compensation Committee determined that for the purposes of benchmarking the Compensation Committee’s decisions with regard to a discretionary annual bonus for each named executive officer that this revenue category would be appropriate. In 2007, the Company and its Predecessor Companies had combined revenue of $57.8 million. One hundred twelve oil and gas exploration and production companies were represented in the survey, of which approximately 24 had revenues of less than $100 million. The Compensation Committee used the survey data to assist it with determining 2007 bonuses that rewarded the named executive officers for their performance while remaining within the parameters of being consistent with responsible market practices. In reviewing the ECI survey data, the Compensation Committee compared possible bonuses for our named executive officers against the bonuses that companies in the survey data provided their executives in each position as well as the impact on total cash compensation for each position both at the 50th and 75th percentile levels of all companies in the survey.

The Compensation Committee then reviewed the performance of each named executive officer in 2007 with our Chief Executive Officer, including formal performance reviews conducted by the Chief Executive Officer. In an executive session outside the presence of our Chief Executive Officer, the Compensation Committee reviewed the performance of our Chief Executive Officer for 2007. These performance reviews included a review of our financial performance, along with the individual named executive officer’s performance. In general, the Compensation Committee believed that the executive team had performed exceptionally well in 2007, as the Company experienced an increase in production and generally met our financial plan, even while we completed the Reorganization Transactions and our initial public offering. Against this overall assessment, the Compensation Committee considered each named executive officer’s contribution in 2007, including the role each named executive officer took in the Reorganization Transactions and our initial public offering.

The Compensation Committee then determined to award, and in the case of our Chief Executive Officer to recommend to the Board to award, the cash bonuses for our named executive officers described in the table below. The Board, outside the presence of our Chief Executive Officer, then approved the Compensation Committee’s recommendation with respect to our Chief Executive Officer’s bonus and awarded the bonus for him described in the table below.

These cash bonuses, when taken together with the 2007 base salaries earned by our named executive officers, generally provided them total cash compensation between the 50th and 75th percentiles of the companies in the ECI survey group. The Compensation Committee believes that this compensation is appropriate for the high level of performance of the named executive officers in 2007 and that the ECI survey data, as a benchmark, demonstrates that the level of compensation is within responsible market practices in the industry and for such a level of performance.

In December 2007, Mr. Shields announced his resignation from the Company to be effective as of May 30, 2008. We entered into a separation agreement with Mr. Shields, which was amended in February 2008, when Mr. Shields accelerated his last day of employment with the Company. Pursuant to the separation agreement with Mr. Shields, we agreed that his 2007 discretionary cash bonus would not be less than 15% of his annual base salary for 2007, which is the amount the Compensation Committee awarded Mr. Shields.

Name	2007 Bonus Award	2007 Bonus Award as a Percentage of Base Salary
Benjamin W. Hulburt	$113,380	56%
Thomas F. Shields	$28,885	15%
Thomas C. Stabley	$69,890	45%
Christopher K. Hulburt	$76,541	45%
Jack S. Shawver	$104,001	58%

Other Benefits and Perquisites

Our named executive officers are eligible to participate in various benefit plans generally available to all of our employees. Under these plans, our named executive officers are entitled to medical, dental and vision care coverage, disability insurance and life insurance. The Compensation Committee believes that our commitment to provide these benefits demonstrates our recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and our stockholders. In addition, the Company provides to all of our key employees, including our named executive officers, company paid mobile phones. The Company also provides to each of Messrs. B. Hulburt, Stabley and C. Hulburt an automobile allowance of $500 per month. The Company provides access to and use of a company vehicle to Mr. Shawver. For additional information regarding benefits and perquisites, see “Executive Compensation – All Other Compensation” below.

2008 Compensation Program

Compensation Committee’s Role in Establishing Compensation

Since October 2007, the Compensation Committee has played a prominent role in determining the compensation of our executives. Since that time, the Compensation Committee has developed formal objectives and philosophies for executive compensation and worked to establish a compensation program for our executives for 2008 in accordance with these objectives and philosophies.

The Compensation Committee is responsible for determining and evaluating the executive compensation of our executives, including the named executive officers. We anticipate that the Compensation Committee will review our compensation objectives and philosophies and our executive compensation program on an annual basis to determine if our program is effective in achieving the objectives and philosophies. We anticipate that our Compensation Committee will continue our practice of making executive salary decisions annually. At such time, the Compensation Committee may determine the amount and mix of total compensation to be paid to our executives, including our named executive officers. The Compensation Committee may examine and consider our performance during the previous year in establishing the current year’s compensation.

In addition, the Compensation Committee may generally solicit the input of our Chief Executive Officer as to the compensation of our executives, including our named executive officers, other than his own compensation. Our Chief Executive Officer expects to annually review the performance of each executive with the Compensation Committee and make recommendations to the Compensation Committee regarding various elements of compensation for each executive.

The Compensation Committee may also review data that our human resources department compiles with respect to the executive compensation policies of our peer group and industry practices. In addition, and as described below, the Compensation Committee retained ECI in December 2007 to provide the committee with independent market survey information. The Compensation Committee may continue to rely on information provided by ECI in order to ensure that our compensation practices are competitive with those of our peers.

To attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success, the Compensation Committee believes that we should competitively and fairly compensate our executives each year relative to market pay levels of our peer group and the internal pay levels of our executive officers. In determining compensation changes for our executives, including our named executive officers, we may take into account market pay levels of our peer group as a benchmark to determine the competitive landscape for executive talent as well as responsible market pay practices. However, the Compensation Committee has not targeted any particular average, percentile level or other metric that the data may suggest. Rather, the Compensation Committee intends to exercise its discretion when making compensation decisions to consider the following factors, among any others that circumstances may suggest from time to time:

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s needs for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	the executive’s prior compensation amount and mix; and

•	the executive’s potential and readiness to contribute in the executive’s current role as well as future roles.

The Compensation Committee has not given any particular weight to any of these factors, but may consider them as appropriate. All pay elements are cash-based except for the long-term equity incentive program, which may be an equity-based or cash award or a combination of both. We believe that a substantial portion of each named executive officer’s compensation should be performance-based.

The Compensation Committee recognizes that there may be instances where the accounting treatment of a compensation element may have a disproportionate impact on our financial results in any given year, irrespective of whether or not such accounting impact truly reflects our operating results for that fiscal year, as is the case with changes in our accruals for insurance and legal liabilities. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance with respect to our annual incentive compensation and our long-term incentive compensation, and may exclude certain accounting measures and extraordinary items in determining whether we met our financial performance target when doing so is consistent with our compensation objectives.

Advisor to the Compensation Committee

To assist the Compensation Committee in assessing and determining compensation packages, the Compensation Committee may engage compensation consultants. In December 2007, the Compensation Committee retained ECI to provide a market analysis to the Compensation Committee for the purpose of assisting the Compensation Committee in making compensation determinations for our executive officers for 2008. ECI was engaged to provide an independent market compensation survey, which included information on oil and gas exploration and production companies with annual revenue of $100 million or less. The information provided by ECI included a comparison of our executive compensation program, including total compensation opportunities and individual pay components (e.g., base salary, short-term incentive and long-term equity-based compensation) as compared to companies in our peer group identified below. The results of this study were presented to the Compensation Committee, which used the information as a factor in setting executive compensation for 2008.

Benchmarking and Peer Group

The Compensation Committee directed ECI to compare the amount and mix of compensation that we pay to our executives to executives of a selected group of similarly-positioned companies in our industry, as well as to their industry wide compensation survey for oil and gas companies with revenues less than $100 million. For 2008, the group of publicly-traded oil and gas companies, which were selected as our primary peer group, were:

• Warren Resources, Inc. • Clayton Williams Energy, Inc. • NGAS Resources, Inc. • Energy Partners, Ltd. • Edge Petroleum Corp. • Parallel Petroleum	• TXCO Resources, Inc. • Goodrich Petroleum Corp. • Cano Petroleum • Kodiak Oil & Gas Corp. • Callon Petroleum

At the time of the study, each of these companies had a market capitalization of less than $1 billion. The Company’s market capitalization at that time was also below $1 billion. The Compensation Committee believed these companies provided a relevant benchmark for comparing our executive officers’ compensation to the compensation of our competitors. These competitors are generally comparable in size, operations, revenues and reserves to us and require executives with similar experience. In addition, we compete against them for employees in all areas and at all levels of expertise, experience and abilities. Our goal in comparing the compensation of our executives to those of our peer group, as well as to the industry survey of companies with revenues less than $100 million, is to benchmark the total compensation of our executives to determine if it is competitive as well as within responsible pay levels.

Base Salaries

The Compensation Committee determined, based on its review of the ECI studies, that the salaries of several of our named executives fell below the average of the peer group and below the 50th percentile of the survey of companies with revenues less than $100 million. Based on the ECI analysis, the Compensation Committee approved the following increases in base salary for our named executives, effective as of March 1, 2008:

Name	2006 Base Salary	2007 Base Salary	Percentage Increase
Benjamin W. Hulburt	$202,465	$270,000	33.4%

Thomas F. Shields(1)	$192,369	$—	—

Thomas C. Stabley	$155,311	$210,000	35.2%

Christopher K. Hulburt	$170,092	$210,000	23.5%

Jack S. Shawver	$180,002	$190,000	5.6%

(1)	Mr. Shields resigned from the Company effective February 29, 2008.

These salaries are generally below or at the 50th percentile of the companies in the ECI survey group. Although the new salary for the Chief Executive Officer is well below the 50th percentile of the ECI survey group, the Compensation Committee significantly increased the Chief Executive Officer’s salary and set the Chief Executive Officer’s annual bonus opportunity such that if the Chief Executive Officer and the Company meet their performance goals, the Chief Executive Officer’s total compensation will be around the 50th percentile of the ECI survey group. The Compensation Committee believes that these salaries are appropriate and that the ECI survey data, as a benchmark, demonstrates that the salary levels are within responsible market practices in the industry.

Annual Incentive Compensation

In 2008, our executives will be eligible for annual incentive compensation awards. At the beginning of 2008, the Compensation Committee established target bonus rates for our executives as illustrated in the table below. The target awards were set as a percentage of base salary, as was previously done with our annual cash bonus awards.

Group	Target Bonus as a % of Base Salary
Chief Executive Officer	70%
Executive Vice President	45%
Vice Presidents (Business Unit Managers)	40%
Vice Presidents (Non-Business Unit Managers)	30%

For 2008, the Compensation Committee set company-wide financial and operational performance targets for our executives. The Compensation Committee determined that 50% of the executive’s annual incentive compensation will be determined based on these targets and 50% will be determined based on individual performance. If an executive is also a business unit manager, then 50% of the financial performance measure will be based on the performance of the executive’s business unit. The Compensation Committee believes that the performance targets are accurate indicators of the executive’s impact on our operational success and provide specific standards that we believe will motivate our executives to perform in our best interest and in our stockholders’ best interests. Specifically, the company-wide financial and operational performance targets include measures that the Compensation Committee believes will increase the value of the Company, including operating cash flow, total net production, year-over-year proven reserve growth, lease operating expenses, capital budget items variance, general and administrative expenses and activity level. In our planning process, we develop both “risked” and “un-risked” business plans for the upcoming year. The risked plans are developed using certain assumptions concerning our drilling projects, whereby, in general, the forecasted production from our exploratory drilling projects are more heavily risked than the forecasted production from our developmental drilling projects.

To determine performance against these financial and operational targets, the Compensation Committee will determine an overall performance rating based on the average of the actual results of each of these target measures. The Compensation Committee has set three achievement levels to be used as a guideline for the portion of the executive’s bonus attributable to the achievement of these targets. The following table illustrates the three achievement levels:

Achievement Level	% of Target Bonus Awarded	Description
Threshold	37.5% (50% of 75%)	Average of 90% of the Company’s risked-plan financial and operational targets are met

Expected	50% (50% of 100%)	Average of 100% of the Company’s risked-plan financial and operational targets are met

Exceeded	100%+ (50% of up to 200%)	Average of greater than 100% of the Company’s unrisked-plan financial and operational targets are met

The Compensation Committee will award the other 50% of each executive’s target bonus based on each individual executive’s performance, which will include an evaluation of the executive’s achievement of the executive’s personal objectives that the Chief Executive Officer sets for each executive at the beginning of the year or, in the case of the Chief Executive Officer, the Board establishes for the Chief Executive Officer. The

Compensation Committee may determine bonuses for the individual performance component above or below the target level, taking into account the individual executive performance and the Company’s results of operations and financial position at the time bonuses are awarded.

These changes were made to our cash incentive program after consultation with the Compensation Committee’s compensation consultant, ECI, and were to bring our compensation practices more in line with those of our peers. By establishing performance metrics for our executives in the beginning of the year, the Compensation Committee also believes these executives will be better motivated to achieve individual and company performance measures that company management, along with the Compensation Committee, have deemed important to our success.

Long-Term Incentive Compensation

Beginning in 2008, the Compensation Committee implemented a policy to consider grants of long-term equity or incentive awards to our executives under our 2007 Long-Term Incentive Plan, generally to occur in February of each year. Under our 2007 Long-Term Incentive Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights and cash awards to our named executive officers.

On February 19, 2008, based in part on the recommendations of our Chief Executive Officer, the Compensation Committee granted stock appreciation rights (“SARs”) to our named executive officers (other than Mr. Shields) under our 2007 Long-Term Incentive Plan. In determining to issue stock appreciation rights to our named executive officers, the Compensation Committee considered its objectives to provide long-term incentive compensation to align the interests of these officers with our stockholders and also considered that several of our named executive officers hold significant amounts of our common stock. In addition, the Compensation Committee determined that the use of SARs would be more advantageous to the company than stock options because the SARs would be paid in cash and, therefore, are less dilutive to the Company’s stockholders than are stock options.

The following table shows the number of SARs issued to the named executive officers on February 19, 2008:

Name	Number
Benjamin W. Hulburt	32,500
Thomas F. Shields(1)	—
Thomas C. Stabley	20,500
Christopher K. Hulburt	20,500
Jack S. Shawver	18,000

(1)	Mr. Shields resigned from the Company effective February 29, 2008.

The SARs entitle a participant to surrender any then exercisable portion of the SAR in exchange for an amount in cash equal to the product of:

•

the excess of the fair market value of a share of our common stock on the date preceding the date of surrender over the fair market value of a share of our common stock on the date the SAR was issued; and

•	the number of shares of our common stock subject to the SAR.

The SARs have a grant price equal to $13.56, the closing price of our common stock on the NASDAQ Global Market on February 19, 2008. The SARs vest and become exercisable on February 19, 2011, the third anniversary of the grant date, provided the named executive officer remains employed by us on that date. The SARs vest and become immediately exercisable upon a change in control of the Company, as such term is defined in our 2007 Long-Term Incentive Plan. Unless sooner terminated, the SARs expire on February 18, 2018.

Stock Ownership Guidelines

The Compensation Committee has not implemented stock ownership guidelines for our executive officers. The Compensation Committee presently intends to periodically review best practices and reevaluate our position with respect to stock ownership guidelines.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation program. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Conclusion

The Compensation Committee believes the compensation provided to our executive officers is reasonable and appropriate to facilitate the achievement of our short-term and long-term objectives. The compensation programs and policies that our Compensation Committee has designed effectively incentivize our executive officers on both a short-term and a long-term basis to perform at a level necessary to achieve these objectives. The various elements of compensation combine to align the best interests of our executive officers with our stockholders and our company in order to maximize stockholder value.

EXECUTIVE OFFICERS

The following sets forth certain information regarding executive officers of the Company. The biographies for Lance T. Shaner and Benjamin W. Hulburt, who are each a director and an executive officer of the Company, may be found above in the biographical information included for each of the nominated directors

Name	Age	Position with the Company
Lance T. Shaner	54	Chairman
Benjamin W. Hulburt	34	President, Chief Executive Officer and Director
Thomas C. Stabley	37	Executive Vice President and Chief Financial Officer
William L. Ottaviani	47	Executive Vice President and Chief Operating Officer
Christopher K. Hulburt	37	Executive Vice President, Secretary and General Counsel
David E. Pratt	56	Vice President & Exploration Manager
Michael S. Carlson	52	Vice President & Appalachian District Manager
Joe N. Clement	50	Vice President & Southwest Region District Manager
Jack S. Shawver	50	Vice President & Illinois Basin District Manager

Thomas C. Stabley was named the Chief Financial Officer of the Company in March 2007 and was appointed an Executive Vice President in February 2008. Before that, Mr. Stabley served as the Chief Financial

Officer of Rex Energy Operating Corp. and all Rex Energy affiliated companies since March 2004. He served as Vice President of Accounting for Shaner Hotels from January 1998 to March 2004. He received his Bachelor of Science degree in Accounting from the University of Pittsburgh.

William L. Ottaviani was named Chief Operating Officer in November 2007 and Executive Vice President of the Company in February 2008. From September 2007 until his promotion to Chief Operating Officer, Mr. Ottaviani served as Rex Energy’s Senior Vice President of Reservoir Engineering. From 1982 until 2007, Mr. Ottaviani served in various management, engineering, operational, and staff positions for Chevron Corporation and its affiliated companies, with assignments in California, Louisiana, Indonesia and Angola. During his Angola assignment from 2002 until 2007, Ottaviani served as both a senior petroleum engineering advisor and asset development manager. He received his Bachelor of Science degree in Petroleum and Natural Gas Engineering from Pennsylvania State University and his M.B.A. from California State University, Bakersfield.

Christopher K. Hulburt was named Executive Vice President, Secretary and General Counsel of the Company in March 2007. Before that, Mr. Hulburt served as the Vice President, Secretary and General Counsel of Rex Energy Operating Corp. and each Rex Energy affiliated Company since April 2005. From January 2001 until April 2005, Mr. Hulburt was a senior associate for the law firm of Hodgson Russ LLP in its corporate and securities practice group. Before joining Hodgson Russ, he served as an officer in the U.S. Army’s Judge Advocate General’s Corps as a military prosecutor beginning in January 1997 and, in his last two years of service, also held the position of Special Assistant United States Attorney for the U.S. Department of Justice. He received his Bachelors degree in History/Education from Niagara University and his law degree from Western New England College School of Law. Mr. Hulburt is the brother of Benjamin W. Hulburt.

David E. Pratt was named Vice President and Exploration Manager of the Company in April 2008. Prior to that, Mr. Pratt served as a geologist for the New York State Department of Environmental Conservation, Bureau of Oil and Gas Regulation beginning in November 1999. From December 1990 until February 1999, Mr. Pratt was a regional exploration and development geologist for Cabot Oil and Gas Corporation working in its Appalachian Basin operations. From 1984 until 1990, Mr. Pratt served as an exploration and development geologist for Ultramar Oil and Gas Ltd. working in the Permian Basin, the Gulf Coast region and the Rocky Mountains region. During the period of 1978 until 1984, Mr. Pratt worked as a geologist for Enstar Corporation, Ensource Corporation, Sohio Petroleum and Texaco. Mr. Pratt received his Bachelor of Science degree in Geology from the State University of New York at Albany and a Master’s degree in Geology from Rice University.

Michael S. Carlson was named Vice President & Appalachian Basin District Manager for the Company in March 2007. Before that, Mr. Carlson served as the Vice President of Rex Energy Operating Corp.’s Northeast Operations since March 2004, and Vice President of Operations for Douglas Oil & Gas from May 1989 to February 2004. He received his Bachelor of Science degree in Geology from the State University of New York at Fredonia.

Joe N. Clement was named Vice President & Southwest Region District Manager of the Company in March 2007. Before that Mr. Clement served as the Permian Basin District Manager for Rex Energy Operating Corp. since July 2006, Senior Operations Engineer for Pogo Producing Corp. from April 2006 to July 2006, Senior Operations Engineer for Latigo Petroleum, Inc. from April 2004.

Jack S. Shawver was named Vice President & Illinois Basin District Manager for the Company in March 2007. Before that, Mr. Shawver served as the Vice President of Operations—Illinois Basin for Rex Energy Operating Corp. since January 2005, General Manager for ERG Illinois, Inc., an oil and gas company operating in the Illinois Basin, from January 2004 to December 2004, and the Illinois Basin Business Unit Manager for Plains Exploration and Production Company from January 2002 to December 2003. He received his Bachelor of Science degree in Management of Human Resources from the Oakland City University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2007.

Name and Principal Position	Year	Salary		Bonus(1)			All Other Compensation(2)		Total
Benjamin W. Hulburt, President and Chief Executive Officer(3)	2007 2006	$ $	202,465 183,602	$ $	113,380 25,000		$ $	46,423 26,730	$ $	362,268 235,332

Thomas F. Shields, President(4)	2007 2006	$ $	192,369 183,602	$ $	28,885 15,000	(5)	$ $	14,418 13,616	$ $	235,672 212,218

Thomas C. Stabley, Executive Vice President and Chief Financial Officer	2007 2006	$ $	155,311 132,600	$ $	69,890 15,000		$ $	14,066 15,175	$ $	239,267 162,775

Christopher K. Hulburt, Executive Vice President, Secretary and General Counsel	2007 2006	$ $	170,092 149,224	$ $	76,541 15,000		$ $	31,459 18,546	$ $	278,092 182,770

Jack S. Shawver, Vice President & Illinois Basin District Manager	2007 2006	$ $	180,002 164,427	$ $	104,001 65,000		$ $	11,500 16,271	$ $	295,503 240,898

(1)

Represents for our named executive officers, the cash bonus amount determined by our Compensation Committee with respect to services for the year indicated. See “Compensation Discussion and Analysis – 2007 Compensation Program – Cash Bonuses.”

(2)	For 2007, represents the compensation as described under the caption “All Other Compensation” below.

(3)	Following the resignation of Mr. Shields, Mr. Benjamin Hulburt assumed the duties of President on February 29, 2008.

(4)	During 2006 and until November 20, 2007, Mr. Shields also served as our Chief Operating Officer.

(5)

Mr. Shields resigned from the Company effective February 29, 2008. Pursuant to an amended and restated separation agreement entered into with Mr. Shields on February 29, 2008, we agreed that Mr. Shields’ 2007 annual bonus award would not be less than fifteen percent of his annual base salary for 2007.

All Other Compensation

The following table provides information regarding each component of compensation for 2007 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions(1)	Automobile- Related Expenses(2)	Club Membership Fees	Other(3)	Total
Benjamin W. Hulburt	$10,123	$5,300	$1,000	$30,000	$46,423

Thomas F. Shields	$9,618	$4,800	$0	$0	$14,418

Thomas C. Stabley	$7,766	$5,300	$1,000	$0	$14,066

Christopher K. Hulburt	$7,159	$5,300	$1,000	$18,000	$31,459

Jack S. Shawver	$11,500	$0	$0	$0	$11,500

(1)	Represents company contributions to our 401(k) plan.

(2)	Represents (a) for Mr. Benjamin Hulburt, Mr. Stabley and Mr. Christopher Hulburt, an automobile allowance, paid monthly in 2007 and (b) for Mr. Shields, his use of a company-owned vehicle during 2007.

(3)	Represents for Mr. Benjamin Hulburt and Mr. Christopher Hulburt forgiveness of relocation loans which were made by the company prior to our initial public offering.

The following is a description of material factors necessary to understand the information disclosed above in the Summary Compensation Table.

Employment Agreements with Benjamin W. Hulburt, Thomas F. Shields, Thomas C. Stabley and Christopher K. Hulburt

In July 2007, we entered into employment agreements with each of Benjamin W. Hulburt, Thomas F. Shields, Thomas C. Stabley and Christopher K. Hulburt. The employment agreements provided for an annual base salary of $225,000 for Benjamin K. Hulburt, $200,000 for Thomas F. Shields, and 185,000 for each of Thomas C. Stabley and Christopher K. Hulburt. Each employment agreement became effective on the date our initial public offering was consummated and will continue in effect until the earlier of (1) the third anniversary of the effective date of the employment agreement, (2) termination based on death or disability of the executive, (3) termination by us of the executive’s employment, and (4) voluntary termination of employment by the executive. If the executive is employed on the third anniversary of the effective date of the employment agreement, his employment agreement will be automatically extended for a one year period unless we provide the executive timely written notice that we do not intend to extend the term. Mr. Shields resigned from the Company effective February 29, 2008. See “Potential Payments Upon Termination or Change-In-Control–Separation Agreement With Our Former President.”

Employment Agreement with Jack S. Shawver

In May 2006, we entered into an amended and restated employment agreement with Jack S. Shawver relating to service as our Vice President of Operations—Illinois Basin. This agreement amended and restated an employment agreement entered into on June 1, 2005. The employment agreement, as amended, provides for a minimum annual base salary of $180,000, and will continue in effect until the earlier of (1) June 1, 2008, (2) termination based on death or disability of Mr. Shawver, (4) termination by us of Mr. Shawver’s employment and (4) voluntary termination of employment by Mr. Shawver.

Potential Payments Upon Termination or Change-In-Control

Employment Agreements with Benjamin W. Hulburt, Thomas C. Stabley and Christopher K. Hulburt

Each employment agreement provides that we will pay severance benefits to each executive officer if (i) his employment is involuntarily terminated without cause, (ii) he elects to terminate his employment with good reason (as further set forth in the employment agreement), or, (iii) if following a change in control (as defined in the employment agreement and described below), he elects to terminate his employment with good reason (as further set forth in the employment agreement) in connection with a change in control.

In each such instance, and subject to the terms of the employment agreements, we will pay to the applicable executive officer the following:

•

A lump sum in cash equal to the sum of his base salary through the date of termination, any compensation previously deferred by him (together with any accrued interest or earnings thereon) and any accrued vacation pay, to be paid within 30 days following the date of termination;

•	All vested benefits to which he is entitled under the terms of the employee benefit plans in which he is a participant on the date of such termination, payable when due under the terms of the plans;

•	A lump sum cash severance payment in an amount equal to two times his then base salary, to be paid within 60 days following the date of termination;

•

A lump sum in cash equal to the expected value of his annual cash incentive potential for the fiscal year in which such termination occurs prorated to the date of termination, to be paid within 60 days following the date of termination;

•

A lump sum equal to the product of (1) the monthly basic life insurance premium applicable to his basic life insurance coverage immediately prior to the date of termination and (2) the number of full and fractional months remaining under the term of the applicable employment agreement; and

•

Certain perquisites, other than executive life insurance, being provided to the executive on the date of termination as further set forth in each agreement for the remainder of the term of the applicable employment agreement.

Each employment agreement also provides that, upon a change in control, (i) all options to acquire any of our stock and all stock appreciation rights held by the executive officer will become fully exercisable, and (ii) all restrictions on any of our restricted stock granted to the executive officer prior to the change in control will be removed and the stock will be freely transferable, in each case, regardless of whether the conditions set forth in the relevant award agreements have been fully satisfied.

Under the employment agreements, a “change in control” means:

•

The Board is no longer comprised of a majority of incumbent directors, who are defined as directors who were directors on the effective date of the agreements and any successor to an incumbent director whose election, or nomination for election by our stockholders, was approved by the affirmative vote of at least two-thirds of the incumbent directors then on the Board; or

•

The Company is reorganized, merged or consolidated or the Company or any of our subsidiaries is sold, or all or substantially all of our assets are disposed of, unless (1) all or substantially all of the individuals and entities who were the beneficial owners of our outstanding common stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our common stock of the corporation resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction of our outstanding common stock,

(2) an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such transaction, except to the extent that such ownership existed prior to such transaction, and (3) at least a majority of the members of the board of directors of the corporation resulting from such transaction were incumbent directors of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership of 30% or more of the then outstanding shares of our common stock, except for (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of the immediately preceding paragraph.

The employment agreements also (i) prohibit the executive officers from disclosing our confidential information, and, (ii) subject to certain exceptions as further set forth in each employment agreement, restrict each executive officer from engaging in any practice or business in competition with us or our affiliates for a period of one year following the date of such executive officer’s termination of employment with us.

Employment Agreement with Jack S. Shawver

In the event that Mr. Shawver’s employment pursuant to the employment agreement is terminated for cause, Mr. Shawver will receive all accrued but unpaid salary through the date of termination. In the event that Mr. Shawver’s employment pursuant to the employment agreement is terminated by us other than for cause, Mr. Shawver will continue to receive payments of base salary for the lesser period of (i) one year or (ii) the remaining term of the employment agreement, and any benefits that he would have been entitled to under the employment agreement for such period. In the event that Mr. Shawver’s employment pursuant to the employment agreement is terminated as a result of voluntary termination by Mr. Shawver, he will receive no salary or other benefits pursuant to the employment agreement other than accrued but unpaid base salary and accrued benefits.

The employment agreement with Mr. Shawver also prohibits him from disclosing our confidential information and, subject to certain exceptions as further set forth in the agreement, restricts him from engaging in any practice or business in competition with us or our affiliates anywhere within a two mile radius of any area of mutual interest or leasehold interest in which we or our affiliates has or had an ownership interest during the term of the employment agreement for a period of one year after the last period for which Mr. Shawver receives compensation pursuant to the employment agreement.

Termination and Change in Control Table for 2007

The following table summarize the compensation and other benefits that would have become payable to each named executive officer (other than Mr. Shields) assuming his employment agreement were effective, as of January 1, 2007, his employment had terminated on December 31, 2007, given the named executive officer’s base salary as of that date, and, if applicable, the closing price of the company’s common stock on December 31, 2007, which was $11.93. In addition, the following table summarizes the compensation that would become payable to each named executive officer (other than Mr. Shields) assuming that a change in control of the company had occurred on December 31, 2007. As of December 31, 2007, none of our named executive officers had any outstanding equity awards under our 2007 Long-Term Incentive Plan or otherwise.

Under the employment agreements described above, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Tax Code, then the executive will be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, he retains an amount equal to the excise tax imposed upon the payment. The following table shows the potential gross-up payment the company would have to pay to the following named executives in the event of a change of control as of December 31, 2007.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

In the event of involuntary termination without cause, voluntary termination for good reason or voluntary termination for good reason following a change in control, we would owe the following amounts:

Name	Severance Amount Pursuant to Employment Agreement	Bonus Amount Pursuant to Employment Agreement	Benefit Payments Pursuant to Employment Agreement	Estimated Gross-Up Payments Pursuant to Employment Agreements	Total Payments Pursuant to Employment Agreements

Benjamin W. Hulburt	$540,000	$378,000	$162,000	$27,700	$1,107,700

Thomas C. Stabley	$420,000	$189,000	$126,000	$17,500	$752,500

Christopher K. Hulburt	$420,000	$189,000	$126,000	$17,500	$752,500

Jack S. Shawver	$190,000	$76,000	$57,000	$15,400	$338,400

Separation Agreement with Our Former President

On December 17, 2007, Mr. Thomas F. Shields, our former President, resigned as a member of the Board. In addition, pursuant to the terms of a separation agreement that we entered into with Mr. Shields, Mr. Shields resigned his position as our President effective May 30, 2008. On February 29, 2008, we entered into an amended and restated separation agreement with Mr. Shields, which amended the original separation agreement to provide, among other matters, that Mr. Shields’ date of separation as our President would be accelerated from May 30, 2008 to February 29, 2008.

Under the amended and restated separation agreement, Mr. Shields will receive a severance payment in an amount equal to three-quarters of his annual base salary for fiscal year 2008 payable in a single lump sum payment on September 1, 2008. In addition, we agreed to pay the costs of medical insurance benefits for Mr. Shields and his dependents and the cost of Mr. Shield’s basic life insurance coverage for a period of nine months following the date of separation in a single lump sum payment on September 1, 2008. The amended and restated separation agreement also provides that Mr. Shields would receive an annual bonus for fiscal year 2007 in a single lump sum payment at a time and in a manner consistent with the company’s customary practices of an amount not less than fifteen percent of his annual base salary for fiscal 2007.

In March 2008, Mr. Shields received an annual bonus for fiscal year 2007 of $28,885. On September 1, 2008, Mr. Shields will receive a severance payment of $150,000 and a payment of $8,339 for the cost of the medical and life insurance benefits described above.

The amended and restated separation agreement provides that the compensation and benefits payable to Mr. Shields under the amended and restated separation agreement are in lieu of any other severance benefits to which he may otherwise be entitled pursuant to his employment agreement dated August 1, 2007 or any other employment agreement or severance plan, program, policy or arrangement of the company. The amended and restated separation agreement provides that Mr. Shields will be subject to the non-competition provisions of the employment agreement until November 30, 2008 and the non-solicitation provisions of the employment agreement until May 30, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the Board or its Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or its Compensation Committee.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel J. Churay, Chairman

John W. Higbee

John A. Lombardi

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth our common stock ownership for each of our directors, for each of our named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of April 16, 2008, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent(1)
Lance T. Shaner	12,595,762	(2)	40.9

Benjamin W. Hulburt	1,381,717	(3)	4.5

Thomas F. Shields	1,063,124	(4)	3.5

Thomas C. Stabley	588,538	(5)	1.9

Christopher K. Hulburt	571,075	(6)	1.9

Jack S. Shawver	476,230	(7)	1.5

Daniel J. Churay	—		*

John W. Higbee	—		*

John A. Lombardi	—		*

Goldman Sachs Asset Management, L.P.(8)	2,085,230		6.8

All executive officers and directors as a group (9 total)	16,676,446		54.2

*	Less than 1%.

(1)	Based on 30,794,702 shares of our common stock outstanding as of April 16, 2008.

(2)

Represents (a) 10,436,269 shares held directly and (b) 1,314,903 shares owned by Shaner Family Partner Limited Partnership for which Mr. Shaner disclaims beneficial ownership, 472,209 shares owned by Rexguard, LLC for which Mr. Shaner disclaims beneficial ownership, 276,927 shares owned by Shaner & Hulburt Capital Partners Limited Partnership for which Mr. Shaner disclaims beneficial ownership, and 95,454 shares owned by The Lance T. Shaner Irrevocable Grandchildren’s Trust II for which Mr. Shaner disclaims beneficial ownership.

(3)	Represents (a) 1,379,876 shares held directly and (b) 1,841 shares held in a personal individual retirement account.

(4)

Represents (a) 738,899 shares held directly and (b) 324,225 shares held by Douglas Oil & Gas, Inc., of which Mr. Shields is the President. Mr. Shields disclaims beneficial ownership of the shares held by Douglas Oil & Gas, Inc. Mr. Shields resigned from the Company effective February 29, 2008. Shareholding information is based upon information provided to the Company by Mr. Shields on March 29, 2008.

(5)	Represents (a) 583,672 shares held directly and (b) 4,866 shares held in a personal individual retirement account.

(6)	Represents 571,075 shares held directly.

(7)	Represents 476,230 shares held directly.

(8)

The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005. Goldman Sachs Asset Management, L.P. exercises sole voting power over 1,910,137 and sole dispositive power over all 2,085,230 of these shares. This information is based on a Schedule 13G filed by Goldman Sachs Asset Management, L.P. with the SEC on February 1, 2008.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	815,000	$9.90	2,264,470	(1)
Equity compensation plans not approved by security holders	0	0	0

Total	815,000	$9.90	2,264,470

(1)	Represents shares of common stock available for issuance under our 2007 Long-Term Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

We do not have a written approval policy for transactions between the Company and our executive officers and directors, but these transactions are subject to the limitations on conflicts of interest and related-party transactions found in our Code of Business Conduct and Ethics (the “Code”). Under the Code, executive officers and directors endeavor to avoid any actual, potential or apparent conflict of interest between their personal and professional relationships. Any proposed related transactions, however, may be approved in accordance with both applicable law and applicable NASDAQ rules. For approval, a committee of independent directors of the board of directors must approve any transaction that exceeds $5,000 or otherwise requires disclosure in the Company’s proxy statement pursuant to Item 404 of Regulation S-K.

Certain Relationships with Our Chairman

We lease an office building consisting of approximately 5,270 square feet of office space from Shaner Brothers, LLC, a Pennsylvania limited liability company (“Shaner Brothers”), which is owned by Lance T. Shaner, our Chairman, and Shaner Family Partners Limited Partnership, a Pennsylvania limited partnership controlled by Mr. Shaner. This office space, which we currently use as our headquarters, is located at 1975 Waddle Road, State College, Pennsylvania. We currently lease this office space pursuant to a written lease agreement between Rex Operating and Shaner Brothers effective as of September 1, 2006. The lease agreement originally provided for an initial term of three years. The lease agreement requires the payment of rent in the amount of $7,908 per month, subject to adjustment on each anniversary date of the lease in accordance with the percentage of increase in the Consumer Price Index for the U.S. for Urban Consumers (CPI-U) for the preceding year (the “CPI Adjustment”). The monthly rent is also subject to adjustment in the form of additional monthly rent which is calculated annually and equal to the percentage of increase of Shaner Brothers’ costs for taxes, insurance premiums and operating expenses for the previous year (the “Additional Monthly Rent”). The annual monthly rent adjustment resulting from the CPI Adjustment and Additional Monthly Rent may not in the aggregate exceed a three percent increase over the prior lease year. Under the terms of the lease, we are responsible for certain costs relating to the interior construction of the building and the payment of all utilities, cleaning expenses, maintenance and other related costs and expenses of the building resulting from our operation, use and occupancy of the premises. Following the expiration of the initial term, the lease could be renewed for up to three one-year extensions upon written notice to Shaner Brothers at least 120 days, but no more than six months, prior to the expiration of the current term. We believe the terms of this lease are comparable to terms that could be obtained at an arms’ length basis in the State College, Pennsylvania area for leases of similar office space. On December 26, 2007, we entered into a new office lease agreement with an unrelated third party to lease approximately 16,000 square feet of office space to serve as our new headquarters in State College, Pennsylvania. We expect to occupy our new office space in May 2008. On April 23, 2008, the office lease with Shaner Brothers was amended to provide that it would terminate on May 31, 2008.

On September 1, 2006, Shaner Brothers loaned $264,656 to Rex Energy Operating Corp. to fund its expenses relating to the construction of the interior portions of its headquarters office building. This loan was evidenced by an unsecured promissory note dated September 1, 2006. The promissory note provided for the payment of interest on the unpaid principal sum at a rate of 7% per annum. The loan was required to be repaid in 60 consecutive equal monthly installments of principal and interest in the amount of $5,240.50. The promissory note matured on September 1, 2011, but could be prepaid in whole or in part at anytime, without premium or penalty. We repaid this loan in its entirety on July 30, 2007 with proceeds from our initial public offering.

Prior to April 2007, we received certain administrative services (such as information technology, human resources, benefit plan administration, payroll and tax services) from Shaner Solutions Limited Partnership, a Delaware limited partnership controlled by Mr. Shaner (“Shaner Solutions”), pursuant to an oral month-to-month agreement providing for a monthly fee of $15,000, plus reimbursement for reasonable out-of-pocket expenses. On April 10, 2007, we terminated our oral month-to-month administrative services agreement with Shaner Solutions. For the period covering January 1, 2007 to April 10, 2007 we paid Shaner Solutions $53,000 in relation to these services. For the years ended December 31, 2006 and 2005, we paid $180,000 and $195,000, respectively, to Shaner Solutions in relation to these services. We believe that the amounts charged by Shaner Solutions were comparable to rates obtainable at an arm’s length basis in the State College, Pennsylvania area for similar services.

In conjunction with the termination of our oral agreement with Shaner Solutions, we entered into an IT Consultation and Support Services Agreement, a Service Provider Agreement and a Tax Return Engagement Letter Agreement with Shaner Hotel Group Limited Partnership, a Delaware limited partnership controlled by Lance T. Shaner (“Shaner Hotel”). Pursuant to the IT Consultation and Support Services Agreement, Shaner Hotel agreed to provide us with telecommunication, computer system and network administration, and information technology consultation services. Fees for the services provided under this agreement range from $55.00 to $125.00 per hour based upon the type and level of service provided, plus reimbursement for reasonable out-of-pocket expenses. The agreement continues until it is terminated by either party upon 90 days advance written notice. Pursuant to the Service Provider Agreement, Shaner Hotel agreed to provide us with certain clerical and administrative support services in connection with the management and administration of our 401(k) retirement plan, payroll and employee health and welfare benefit plans. Under the agreement, we pay a fee of $95.00 per hour for any services performed by Shaner Hotel’s benefits manager and a fee of $55.00 per hour for services provided by other members of Shaner Hotel’s benefits department, plus reimbursement for reasonable out-of-pocket expenses. The term of the Service Provider Agreement is one year, however, either party may terminate the agreement upon 90 days advance written notice. Pursuant to the Tax Return Engagement Letter Agreement, Shaner Hotel agreed to provide us with certain tax planning and tax return preparation services. Fees for the services provided under this agreement range from $100.00 to $155.00 per hour based upon the tax expertise of the particular service provider, plus reimbursement for reasonable out-of-pocket expenses. The agreement continues until it is terminated by either party upon 90 days advance written notice. For the period covering April 10, 2007 to December 31, 2007, we paid $66,000 to Shaner Hotels in relation to these services. We believe that the amounts charged by Shaner Hotel are comparable to rates obtainable at an arm’s length basis in the State College, Pennsylvania area for similar services.

We currently have an oral month-to-month agreement with Charlie Brown Air Corp., a New York corporation owned by Mr. Shaner (“Charlie Brown”), regarding the use of two airplanes owned by Charlie Brown. Under our agreement with Charlie Brown, we pay a monthly fee for the right to use the airplanes equal to our percentage (based upon the total number of hours of use of the airplanes by us) of the monthly fixed costs for the airplanes, plus a variable per hour flight rate of $1,350 per hour. The total monthly fixed costs for the airplane is currently approximately $26,000 per month. For the year ended December 31, 2007 we paid Charlie Brown $188,000 in relation to these services. We believe the terms of this agreement are comparable to terms that could be obtained at an arm’s length basis in the State College, Pennsylvania area for similar private aircraft services.

On June 21, 2007, we obtained a 24.75% limited partnership interest in Charlie Brown II Limited Partnership, a Delaware limited partnership (“Charlie Brown II”), and a 25% membership interest in its general partner, L&B Air LLC, a Delaware limited liability company (“L&B Air”). Charlie Brown II has ordered and agreed to purchase an Eclipse 500 Airplane for approximately $1,700,000. The airplane was scheduled to be delivered from the manufacturer to Charlie Brown II in January of 2008, but delivery of the airplane has been delayed to June 2008. Shaner Hotel Group Limited Partnership, a Delaware limited partnership controlled by Mr. Shaner (“Shaner Hotel Group”), owns a 24.65% limited partnership interest in Charlie Brown II and a 25% membership interest in L&B Air, and Charlie Brown, an entity owned and controlled by Mr. Shaner, owns a .1% membership interest in Charlie Brown II. The remaining 49.50% limited partnership interest in Charlie Brown II and 50% interest in L&B Air is owned by an unrelated third party. On June 21, 2007, we made capital contributions to Charlie Brown II and L&B Air in the amount of $49,500 and $500, respectively. To fund these capital contributions, we borrowed $50,000 from our Chairman, Lance T. Shaner. This loan was evidenced by a promissory note dated June 21, 2007 and bore interest at the rate of 7% per annum. The promissory note was payable upon the demand of Mr. Shaner and could be prepaid in whole or in part without penalty. We believe that the terms of this loan were comparable to terms that could be obtained at an arm’s length basis from unrelated lenders. We repaid this loan in its entirety on July 30, 2007 with proceeds from our initial public offering.

On June 21, 2007, Charlie Brown II and Charlie Brown entered into a First Amended and Restated Aircraft Joint Ownership and Management Agreement. Pursuant to this agreement, Charlie Brown agreed to provide certain aircraft management services, such as routine and scheduled maintenance, flight crew training, cleaning, inspections and flight operations and scheduling of the aircraft. In addition, Charlie Brown agreed to provide a flight crew for the operation of the aircraft and storage space in its hanger for storage of the aircraft. In exchange for these services, Charlie Brown II agreed to pay its proportionate share of Charlie Brown’s fixed costs, including crew, hanger and insurance costs, and a per hour flight charge to be determined by Charlie Brown consistent with current local market rates charged by similar flight operation companies.

The business affairs of Charlie Brown II are managed by its general partner, L&B Air. L&B Air is managed by three managers, appointed by each of its three members. We have designated Benjamin W. Hulburt, our President and Chief Executive Officer, as the manager representing our membership interest. Actions of L&B Air must be approved by a majority of the interest percentages of the managers. Each manager votes in matters before the company in accordance the membership interest percentage of the member that appointed the manager. Certain events, such as the sale by a member of its interest, the merger or consolidation of L&B Air or Charlie Brown II, the filing of bankruptcy, or the sale of the airplane owned by Charlie Brown II, require the consent of all managers. The consent of all limited partners of Charlie Brown II is required before the partnership may change or terminate the management agreement with Charlie Brown, incur any indebtedness, sell substantially all of the partnership’s assets or sell the airplane owned by the partnership. In the event that the limited partners are unable to unanimously agree upon any of these matters within 10 days of the proposal of any such matter, an “impasse” may be declared, and the airplane will be sold by the partnership.

On June 21, 2007, Charlie Brown II borrowed $1,530,000 from Graystone Bank. Proceeds from this loan were used to reimburse Lance T. Shaner and an unrelated third party for a deposit they paid on behalf of Charlie Brown II in connection with the purchase of the Eclipse 500 airplane. The loan matures on June 21, 2017 and bears interest at a rate of LIBOR plus 2.5%. The loan requires payments of interest only for the first three months of the loan. Thereafter, Charlie Brown II is required to make monthly payments of principal and interest utilizing an amortization period of 180 months. The loan to Charlie Brown II was guaranteed by Lance T. Shaner and the unrelated third party.

At December 31, 2006, there was a working capital loan payable to Mr. Shaner, our Chairman, in the amount of $1,820,000 from PennTex Resources Illinois Inc., our wholly owned subsidiary. At the time this loan was made, Mr. Shaner was the sole stockholder of PennTex Resources Illinois Inc. The loan was non-interest-bearing and was payable upon the demand of Mr. Shaner. In January 2007, the outstanding amount was satisfied through the conversion of $820,000 into an equity capital contribution into the company and the repayment of $1,000,000 to Mr. Shaner.

Mr. Shaner is our Chairman and a significant stockholder of the Company. Mr. Shaner’s ownership and association with Shaner Brothers, Shaner Solutions, Shaner Hotel, Charlie Brown, Charlie Brown II and us could create a conflict of interest between the interests of those entities and Mr. Shaner’s duties and obligations to us. The compensation for these arrangements and the purchase, leasing, financing, management and other arrangements between us and any Shaner affiliates may not be (to the extent permissible under applicable laws and regulations) a result of arm’s-length negotiations, and the relationships created by virtue of these arrangements may be subject to certain conflicts of interest. The Board (with Mr. Shaner abstaining) performs a quarterly review of these contractual agreements, whether oral or written, and may continue, extend, amend or terminate any of these agreements.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

SEC rules provide that we must receive stockholders’ proposals intended to be presented at the 2009 Annual Meeting of Stockholders by January 12, 2009 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals must be submitted in writing to the Secretary at Rex Energy Corporation, 1975 Waddle Road, State College, Pennsylvania 16803. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals.

Under our Bylaws, a stockholder may nominate one or more persons for election as directors at any annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if:

•	such business is a proper matter for stockholder action;

•	the stockholder has given timely notice in proper written form of such director nomination(s) or such proposed business; and

•	the stockholder is a stockholder of record of the Company at the time of giving such notice and is entitled to vote at the annual meeting.

To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not less than 120 days in advance of the first anniversary of the date of the Company’s proxy statement released to stockholders for the preceding year’s annual meeting. In the event the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, delivery of such proposal by the stockholder, to be timely, must be so delivered not later than the close of business on the later of (a) the 120th day prior to such meeting, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice as described above. Under our Bylaws, the term “public announcement” means disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by the Company with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the Company’s securities are then listed.

Our Bylaws provide that a stockholder’s notice must be in writing and must set forth:

•

the name and address of the stockholder, as set forth in the Company’s books and records, who intends to make the nomination(s) or propose the business and the beneficial owner, if any, on whose behalf the proposal is made;

•

in the case of a nomination of director(s), (a) a description of all agreements, arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made, (b) any other information relating to such nominee(s) that would be required to be included in a proxy statement filed under the current rules of the SEC, and (c) the nominee(s)’ written consent to serve as director if elected; and

•

in the case of other business proposed to be brought before the annual meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, (c) any material interest the stockholder has in such business, and (d) any other information that is required to be provided by the stockholder under the current rules of the SEC with respect to stockholder proposals.

A stockholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder, and all other policies and procedures of the Company with respect to the above described matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Exchange Act furnished to us, we believe that, for the year ended December 31, 2007, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

By Order of the Board of Directors,

Christopher K. Hulburt

Secretary

State College, Pennsylvania

May 9, 2008

Electronic Voting Instruction

You can vote by telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 9, 2008.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Lance T. Shaner	☐	☐	02 - Benjamin W. Hulburt	☐	☐	03 - Daniel J. Churay	☐	☐

04 - John A. Lombardi	☐	☐	05 - John W. Higbee	☐	☐

	For	Against	Abstain
2. Ratification of the Appointment of Malin, Bergquist & Company, LLP as our Independent Registered Public Accounting firm for 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — REX ENERGY CORPORATION

Annual Meeting of Stockholders – June 10, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Benjamin W. Hulburt and Christopher K. Hulburt as Proxy to represent and to vote, as designated on the reverse, and in the discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Rex Energy Corporation (the “Company”), held of record by the undersigned on April 16, 2008, at the Annual Meeting to be held on June 10, 2008, or adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” each proposal and in the discretion of Benjamin W. Hulburt and Christopher K. Hulburt on such other business as may properly come before the meeting.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL

(Continued and to be signed on the reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Lance T. Shaner	☐	☐	02 - Benjamin W. Hulburt	☐	☐	03 - Daniel J. Churay	☐	☐

04 - John A. Lombardi	☐	☐	05 - John W. Higbee	☐	☐

	For	Against	Abstain
2. Ratification of the Appointment of Malin, Bergquist & Company, LLP as our Independent Registered Public Accounting firm for 2008.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — REX ENERGY CORPORATION

Annual Meeting of Stockholders – June 10, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Benjamin W. Hulburt and Christopher K. Hulburt as Proxy to represent and to vote, as designated on the reverse, and in the discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Rex Energy Corporation (the “Company”), held of record by the undersigned on April 16, 2008, at the Annual Meeting to be held on June 10, 2008, or adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” each proposal and in the discretion of Benjamin W. Hulburt and Christopher K. Hulburt on such other business as may properly come before the meeting.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL

(Continued and to be signed on the reverse side)